Exhibit 3.1

MTR GAMING GROUP, INC.

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

ARTICLE I

The name of the Corporation is MTR Gaming Group, Inc.

ARTICLE II

The address of the Corporation’s initial registered office is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, in the County of New Castle, and the name of its initial registered agent at that office is The Corporation Trust Company.

ARTICLE III

The name of the business and purposes to be conducted or promoted by the Corporation are to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock, par value $0.00001 per share (hereinafter referred to as “Common Stock”).

Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote.  The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

ARTICLE V

(a)  Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

(b)  To the extent permitted by the General Corporation Law of the State of Delaware, as from time to time amended, no director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

(c)  The board of directors is expressly authorized to make, alter, or repeal bylaws of the Corporation.

ARTICLE VI

(a)  When evaluating any “Acquisition Proposal” as defined in section (b) of this Article VI, the board of directors shall, in exercising its judgment with respect to the best interest of the Corporation, be authorized to give due consideration to such factors as the Board of Director determines to be relevant, including, without limitation:

(i)            the interests of the Corporation’s stockholders;

(ii)           whether the proposed transaction might violate federal or state laws, or affect the Corporation’s ability to obtain required licenses;

(iii)          the consideration being offered in the proposed transaction, in relation not only to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices, and the Corporation’s financial condition and future prospects; and

(iv)          the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation conducts it business.

(b)  “Acquisition Proposal” means a proposal by any person to (i) make a tender offer or exchange offer for any equity securities of the Corporation, (ii) merge or consolidate the Corporation with another corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation.

(c)  The provisions of this Article VI may not be altered, amended or repealed by the stockholders except by a vote of 80% of the outstanding shares of the Corporation entitled to vote in the election of directors.

ARTICLE VII

A.  Ownership Restriction; Required Cooperation With Gaming Authorities.  No Person may become the Beneficial Owner of five percent (5%) or more of the Corporation’s common stock unless such person agrees in writing delivered to the Corporation at its registered office to:

(1)                                 provide to the Gaming Authorities information regarding such Person, including, without limitation, information regarding other gaming related activities of such Person and financial statements and disclosures, in such form, and with such updates, as may be requested and/or required by any Gaming Authority;

(2)                                 respond to written and/or oral questions and inquiries that may be propounded by any Gaming Authority; and

(3)                                 consent to the performance of any personal background investigation that may be required by any Gaming Authority, including, without limitation, an investigation of any criminal record and/or alleged criminal activity of such Person.

B.  Repurchase Rights of Corporation.  Notwithstanding any other provision of the Corporation’s Certificate of Incorporation, any and all issued and outstanding shares of common stock held or otherwise owned by a Disqualified Holder (the “Repurchase Securities”) shall be subject to repurchase by the Corporation at any time at the sole discretion of the Corporation by action of its board of directors.  The terms and conditions of such repurchase shall be as follows:

(1)                                 the repurchase price of the Repurchase Securities to be repurchased pursuant to this section B of Article VII shall be an amount equal to the Fair Market Value of such Repurchase Securities or such other repurchase price as required by either the General Corporation Law of the State of Delaware, any State law applicable to the determination that a Beneficial Owner is a Disqualified Holder or applicable federal law;

(2)                                 the repurchase price of such Repurchase Securities may be paid in cash, or Corporation Debt Securities, or any combination thereof;

(3)                                 if less than all of the Repurchase Securities held or otherwise owned by one or more Disqualified Holders are to be repurchased, the Repurchase Securities to be repurchased shall be selected in such manner as shall be determined by the Corporation’s board of directors in their sole discretion, which may include selection of the most recently acquired Repurchase Securities, selection of Repurchase Securities by lot, or selection of Repurchase Securities in such other manner as shall be determined by the Corporation’s board of directors.

(4)                                 at least ten (10) days’ written notice of the Repurchase Date shall be given to the Beneficial Owner (and the record holder if such Person is not the Beneficial Owner) of the Repurchase Securities selected to be repurchased (unless notice is waived in writing by any such holder) provided that the Repurchase Date may be the date on which written notice is given if the cash or Corporation Debt Securities necessary to effect the repurchase shall have been deposited in trust for the benefit of such record holder and subject to immediate withdrawal upon surrender of the certificates for the Repurchase Securities to be repurchased;

(5)                                 from and after the Repurchase Date or such earlier date as mandated by either the General Corporation Law of the State of Delaware, any State law applicable to the determination that a Beneficial Owner is a Disqualified Holder or applicable federal law, any and all rights of whatever nature which may be held by the Beneficial Owners of Repurchase Securities selected for repurchase (including, without limitation, any rights to vote or participate in dividends declared on securities of the same class or series as such Repurchase Securities), shall cease and terminate and such Beneficial Owners shall thenceforth be entitled only to receive the cash or Corporation Debt Securities payable upon repurchase; and

(6)                                 such other terms and conditions as the board of directors shall determine.

C.  Legends.  An endorsement, in language substantially as follows, shall be placed on each certificate representing securities subject to this restriction issued by the Corporation and on the register of shares:

“The securities represented by this certificate are subject to a repurchase option of the Corporation as set forth in the Certificate of Incorporation, which Certificate of Incorporation is available for inspection at the Corporation’s registered office.  These securities may not be sold, assigned, transferred, pledged or otherwise disposed of in violation of the restrictions set forth in the Certificate of Incorporation.”

D.  Definitions.  Capitalized terms used in this Article VII shall have the meanings stated below.

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b under the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Act”).  The term “registrant” as used in said Rule 12b-2 shall mean the Corporation.

“Beneficial Owner” shall mean any person who, singly or together with any of such person’s Affiliates or Associates, directly or indirectly, has “beneficial ownership” of common stock (as determined pursuant to Rule 13d-3 of the Act).

“Corporation Debt Securities” shall mean debt securities of the Corporation having such terms and conditions as shall be approved by the board of directors and, which, shall comprise all or a portion of the repurchase price.

“Disqualified Holder” shall mean any Beneficial Owner of shares of common stock of the Corporation or any of its Subsidiaries, whose holding of shares of common stock may result, in the judgment of the board of directors, in (i) the denial, loss or non-reinstatement of any license or franchise from any governmental agency applied for or held by the Corporation or any Subsidiary to conduct any portion of the proposed or actual business of the Corporation or any Subsidiary, which license or franchise is conditioned upon some of all of its holders of common stock meeting certain criteria, or (ii) the disapproval, modification, or non-renewal of any contract under which the Corporation or any of its Subsidiaries has sole or shared authority to manage any gaming operations.

“Fair Market Value” of a share of common stock shall mean (i) the average closing price of a share of the Corporation’s common stock on the principal exchange on which shares of the Corporation’s common stock are then traded for the 20 trading days preceding the repurchase; or (ii) if the Corporation’s common stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the average of either (1) the last sale price (if the common stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the common stock on such trading days as reported by NASDAQ or such successor quotation system; or (iii) if the Corporation’s common stock is publicly traded, but not either listed on an exchange or quoted on NASDAQ or a successor quotation system, the average of the mean between the closing bid and asked prices for the common stock on such trading days as determined by the board of directors; or (iv) if the Corporation’s common stock is not publicly traded, the fair market value established by the board of directors acting in good faith.

“Gaming Authorities” shall mean any governmental authority regulating any form of gaming that has jurisdiction over the Corporation or its Subsidiaries.

“Person” shall mean any natural person, corporation, firm, partnership, association, government, governmental agency, or any other entity, whether acting as an individual, fiduciary, or any other capacity

“Repurchase Date” shall mean the date fixed by the board of directors for repurchase of any shares of stock of the Corporation.

“Subsidiary” shall mean any company of which a majority of any class of equity securities is beneficially owned by the Corporation.